Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:                                                                                     Judith M. LaCouture

 (570) 340-6144

FOR IMMEDIATE RELEASE

FNCB NAMES CHAMPI INTERIM PRESIDENT & CEO PENDING OCC APPROVAL,
AS LONG-TIME LEADER J.D. LOMBARDI STEPS DOWN FOR HEALTH REASONS

DUNMORE, Pa (March 1, 2010) -- Jerry A. Champi, who is widely respected in regional and national banking circles both for his expertise in commercial and retail lending and his long-held commitment to business integrity, has been named interim President and Chief Executive Officer of First National Community Bank (FNCB).
The appointment, which is subject to the approval of the Office of the Comptroller of the Currency (OCC), was announced this afternoon by the Board of Directors of First National Community Bancorp, Inc. (OTC Bulletin Board: FNCB), following the unexpected resignation of J. David Lombardi, who has stepped down as CEO and Director of the Corporation and the Bank for personal health reasons, effective today.
An executive at the Dunmore-based institution for almost two decades and a banker for more than 25 years, Champi most recently served as Senior Executive Vice President and Retail/Commercial Division Manager at FNCB.
The Board has expressed its appreciation to Lombardi for the outstanding leadership and vision that he provided for so many years, as well as for the remarkable record of institutional growth and accomplishment that shall always serve as his legacy.  At the same time, the Directors said they are grateful to be able to draw upon Jerry Champi's extensive experience, knowledge and familiarity with the marketplace as the organization moves forward with the transition and skillfully address the challenges and opportunities facing all banking organizations in today's complex environment.
A successor search process has already been established and the Board has initiated due diligence to identify a permanent successor to Lombardi.  The Board has indicated that Mr. Champi will absolutely be among the candidates considered.

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FNCB Board Names Champi Interim President & CEO
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Assets Increased From $50 Million To $1.3 Billion
Lombardi joined what was then known as the First National Bank of Dunmore in 1981 as Senior Vice President and Commercial Lender.  He was promoted five years later to Executive Vice President and Chief Executive Officer, and was named President and CEO in 1988.
Under his stewardship, the bank (which took on the name of First National Community Bank in 1988 and is currently celebrating its centennial anniversary year) saw its assets grow from $50 million to $1.3 billion; increased its number of branch offices from two to 21, and expanded its marketing territory to additional communities throughout the region.
Lombardi's departure comes soon after an unusually stressful year, one that was made particularly challenging by the protracted international economic crisis.  However, he leaves at a time when FNCB is well-capitalized, fiscally secure, expanding its services and busy making quality loans.
Local Roots and Community Involvement
A Northeastern Pennsylvania native, Champi, 49, joined FNCB in 1991.  He currently serves as President of the Luzerne County Community College Foundation Board; Treasurer of the Greater Pittston Chamber of Commerce, and as member of the Advisory Board of Penn State Worthington Scranton, a campus of the Pennsylvania State University.
He is a member of the American Institute of Banking; the Greater Scranton Chamber of Commerce; the Greater Wilkes-Barre Chamber of Commerce, and is a life member of the Penn State Alumni Association.
Champi received a bachelor of science degree in accounting from Penn State, and an MBA in accounting and finance from Wilkes University.
He and his wife, Cathy, are residents of Laflin Borough (Luzerne County), and the parents of five children -- a set of twins and a set of triplets.

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FNCB Board Names Champi Interim President & CEO
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First National Community Bank provides personal, small business and commercial banking services to individuals and businesses from 21 community offices throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania.  FNCB's newest office, located on Wheeler Ave. in Dunmore, opened in December 2009.  The institution was established as a National Banking Association in 1910.

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